Exhibit 99.1

Schlumberger Updates Strategy for SchlumbergerSema Business Segment and Announces Charges

Strong Emphasis on the Global Energy Industry with Regional Focus on Local Growth Opportunities

NEW YORK, December 10, 2002 — Schlumberger Limited [NYSE:SLB] today announced that the Board of Directors has approved an updated strategy for its SchlumbergerSema business segment. SchlumbergerSema will focus on IT consulting, systems integration together with network and infrastructure solutions, primarily in global energy while continuing to develop specific regional market sectors in areas where it enjoys a successful competitive position based on scale and domain knowledge. This strategy is designed to create industry leadership in the huge energy market by combining the systems integration skills of Sema with the global reach and energy sector knowledge of Schlumberger.

The volume products activities, which include smart cards, point of sales terminals, payphones, eCity terminals, electricity meters, payment systems and telecom software products will be managed separately.

The costs of this business realignment within SchlumbergerSema, amounting to approximately $77 million after tax ($0.13 per share), are mainly related to facility closures and workforce reductions in Continental Europe and the United States of 1600 people.

As a result of an impairment review based on the strategic plan outlook, realignment and current business values, SchlumbergerSema will recognize charges of $2,885 million after-tax in its fiscal fourth quarter 2002 corresponding to $4.96 per share. These charges include $2,618 million related to impairment of goodwill and a further $267 million impairment associated with intangibles and other costs, including a provision against a deferred tax asset in Europe.

The impairment of goodwill mainly reflects the current difficulties of the telecommunications industry and the severely depressed market values of the IT companies serving the sector.

At the same time, Schlumberger reiterated its view, expressed in the report for the third quarter that demand for oilfield services in the US would remain lackluster in the fourth quarter, while activity in the UK North Sea and Nigeria would soften. Further, current work stoppages have increased uncertainty in relation to the level of oilfield activity in Venezuela. In contrast, the activity at SchlumbergerSema continues to improve.

In addition, the operating losses experienced by WesternGeco in the third quarter 2002 are expected to be repeated in the fourth quarter due to the seasonal slowdown in Europe marine activity and the reduction of land activity in the US. Schlumberger will record an after tax charge of $77 million related to reducing the WesternGeco workforce by 1700 people, closing the land-based seismic operations in the US lower 48 states and Canada and reducing the marine seismic fleet. Schlumberger will also record after tax charges of $129 million related to a partial impairment of the WesternGeco multiclient library. This represents 15% of the total library. These figures reflect the Schlumberger share of the seismic joint venture and correspond to $0.35 per share.

The total of all fourth quarter charges is $3.17 billion corresponding to $5.44 per share. The cash impact of the charges is less than $160 million while the restructuring of SchlumbergerSema and WesternGeco is expected to generate a total of $250 million in annualized pre-tax costs savings. Further, management expects to achieve its goal of reducing the company’s net debt to under $4 billion by year-end 2003.

Schlumberger Limited [NYSE:SLB] is a global technology services company consisting of two business segments. Schlumberger Oilfield Services is the leading provider of technology services and solutions to the international petroleum industry. SchlumbergerSema is an IT services company providing consulting and systems integration services, and network and infrastructure solutions, to the energy, oil and gas, telecommunications, finance and public sector markets. In 2001, Schlumberger revenue was $14.3 billion. For more information visit http://www.slb.com. WesternGeco is owned 70% by Schlumberger and 30% by Baker Hughes.

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Note:

Supplemental information in the form of a question and answer document on this press release is available at http://www.slb.com/dec10pr

For more information:
Christian Lange
Director of Investor Relations
Tel: 212 350 9432